Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-138529 and 333-128846 on Form S-3 and Registration Statement No. 333-126867 on Form S-8 of our report dated November 27, 2007 related to the consolidated statements of assets sold and liabilities transferred to MPC Corporation and consolidated revenue and direct expenses of the Gateway Professional Business as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 appearing in this Form 8-K/A of MPC Corporation dated December 10, 2007.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

December 7, 2007